Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment No. 26 to Registration Statement No. 333-59093 on Form N–1A of our report dated February 25, 2010, relating to the financial statements and financial highlights of Sun Capital Advisers Trust, including Sun Capital Investment Grade Bond Fund, Sun Capital Money Market Fund, Sun Capital Global Real Estate Fund, SC Davis Venture Value Fund, SC Oppenheimer Main Street Small Cap Fund, SC Oppenheimer Large Cap Core Fund, SC WMC Large Cap Growth Fund, SC WMC Blue Chip Mid Cap Fund, SC Lord Abbett Growth & Income Fund, SC Goldman Sachs Mid Cap Value Fund, SC Goldman Sachs Short Duration Fund, SC Columbia Small Cap Value Fund (formerly SC Dreman Small Cap Value Fund), SC PIMCO High Yield Fund, SC PIMCO Total Return Fund, SC AIM Small Cap Growth Fund, SC AllianceBernstein International Value Fund, SC BlackRock Inflation Protected Bond Fund, SC Ibbotson Moderate Fund, SC Ibbotson Balanced Fund and SC Ibbotson Growth Fund, appearing in the Annual Report on Form N–CSR of Sun Capital Advisers Trust for the year ended December 31, 2009, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Portfolio Holdings”, “Independent Registered Public Accounting Firm”, “Financial Statements” and “Appendix C” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/DELOITTE & TOUCHE LLP
Boston, Massachusetts
April 29, 2010